UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material under §240.14a-12

MILLER INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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8503 Hilltop Drive
Ooltewah, Tennessee  37363
(423) 238-4171

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 27, 2011

The annual meeting of shareholders of Miller Industries, Inc. (the “Company”) will be held at 9:00 a.m. (Eastern time), on Friday, May 27, 2011, at 879 College Drive, Dalton, Georgia 30720, for the following purposes:

1.	to elect five directors to hold office for a term of one year or until their successors are duly elected and qualified;

2.	to approve a non-binding resolution to approve the compensation of the Company’s named executive officers;

3.	to approve a non-binding resolution to determine the frequency of future advisory votes on executive compensation; and

4.	to transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 5, 2011 are entitled to notice of and to vote at the annual meeting.  Your attention is directed to the proxy statement accompanying this notice for a complete statement regarding matters to be acted upon at the annual meeting.

By order of the Board of Directors,
/s/ Frank Madonia
Frank Madonia Secretary

Ooltewah, Tennessee

April 25, 2011

We urge you to attend the annual meeting.  Whether or not you plan to attend, please complete, date and sign the enclosed proxy card and return it in the enclosed postage-paid envelope, or submit your proxy by Internet or telephone as described on the enclosed proxy card.  You may revoke your proxy at any time before it is voted.

TABLE OF CONTENTS
Page

GENERAL	1
VOTING PROCEDURES	1
NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS	2
PROPOSAL 1 — ELECTION OF DIRECTORS	2
Introduction	2
Information Regarding Nominees	3
Information Regarding Directors Not Standing for Reelection	5
CORPORATE GOVERNANCE	5
Independence, Board Meetings and Related Information	5
Committees of the Board of Directors	6
Board Leadership Structure	6
Risk Management	7
Director Nominations	7
Related Transactions and Business Relationships	7
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	9
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS	10
Compensation Discussion and Analysis	10
Policy with Respect to Qualifying Compensation for Deductibility	13
Report of the Compensation Committee	13
Compensation Committee Interlocks and Insider Participation	13
Summary Compensation Table	13
Additional Discussion of Material Items in Summary Compensation Table	14
Outstanding Equity Awards at Fiscal Year-End 2010	15
Option Exercises and Stock Vested in 2010	15
Potential Payments Upon Termination or Change in Control	15
Non-Employee Director Compensation for 2010	18
PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION	19
PROPOSAL 3 – ADVISORY VOTE TO DETERMINE THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	20
ACCOUNTING MATTERS	21
Audit Committee Report	21
Independent Public Accountants	21
CODE OF BUSINESS CONDUCT AND ETHICS	22
EQUITY COMPENSATION PLAN INFORMATION	22
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934	23
OTHER MATTERS	23
Deadline for Shareholder Proposals for 2011 Annual Meeting	23
Expenses of Solicitation	23

MILLER INDUSTRIES, INC.
8503 Hilltop Drive
Ooltewah, Tennessee  37363
(423) 238-4171

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 27, 2011

GENERAL

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Miller Industries, Inc. (the “Company” or “Miller Industries”) for use at the Company’s 2011 annual meeting of shareholders (the “Annual Meeting”) to be held at 879 College Drive, Dalton, Georgia 30720, on Friday, May 27, 2011, at 9:00 a.m. (Eastern time), and any adjournments or postponements thereof.  It is anticipated that this proxy statement and the accompanying proxy card will first be mailed to shareholders on or about April 25, 2011.

Only holders of the Company’s common stock, $0.01 par value per share (the “Common Stock”), at the close of business on April 5, 2011 are entitled to notice of and to vote at the Annual Meeting.  On such date, the Company had issued and outstanding 11,821,050 shares of Common Stock.  A list of all shareholders entitled to vote will be available for inspection at the Annual Meeting.

VOTING PROCEDURES

A majority of shares entitled to vote and represented in person or by proxy at the Annual Meeting will constitute a quorum.  Abstentions and broker non-votes will be counted for the purpose of determining a quorum.  Each outstanding share of Common Stock is entitled to one vote.

The election of a nominee to the Board of Directors requires a plurality of the votes cast by holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting.  Therefore, those nominees receiving the greatest number of votes at the Annual Meeting shall be elected, even though such nominees may not receive a majority of the votes cast.  The proposal to approve the non-binding resolution to approve the compensation of the Company’s named executive officers will be approved if the number of votes cast in favor of approving the non-binding resolution exceeds those cast against it.  With respect to the non-binding resolution to determine the frequency of the advisory vote on executive compensation, the alternative receiving the greatest number of votes - every one, two or three years - will be deemed to be the frequency that shareholders approve.

Abstentions and broker non-votes will be included in determining whether a quorum is present at the Annual Meeting, but will otherwise have no effect on any other matter.  A broker non-vote occurs when a proxy received from a broker or other nominee holding shares on behalf of a client does not contain voting instructions on a “non-routine” matter because the broker or nominee has not received specific voting instructions from the client with respect to such non-routine matter.  The proposals in this proxy statement are non-routine matters and accordingly the brokerage firm cannot vote your shares on those proposals without your instructions.

If you hold shares of Common Stock in your own name as holder of record, you may give a proxy to be voted at the Annual Meeting in any of the following ways: (i) over the telephone by calling a toll-free number; (ii) electronically, using the Internet; or (iii) by completing, signing and mailing the enclosed printed proxy card.  If you are a shareholder of record and would like to submit your proxy vote by telephone or Internet, you should refer to the specific instructions provided on the enclosed proxy card.  If you are a shareholder of record and wish to submit your proxy by mail, you should sign and return the proxy card in accordance with the instructions thereon prior to the Annual Meeting.  Additionally, a holder of record may vote in person by completing a ballot at the Annual Meeting.  Even if you currently plan to attend the Annual Meeting, the Company recommends that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you hold shares of Common Stock through a broker or other nominee (i.e., in “street name”), the broker or nominee should provide instructions on how you may instruct the broker or other nominee to vote those shares on your behalf.

A shareholder of record who votes over the Internet or by telephone may revoke the proxy by: (i) attending the Annual Meeting, notifying the Secretary of the Company (or his delegate), and voting in person; or (ii) voting again over the Internet or by telephone by no later than 1:00 a.m. (Central time) on May 27, 2011.  A shareholder of record who signs and returns a proxy may revoke such shareholder’s proxy at any time before it has been exercised by:  (i) attending the Annual Meeting, notifying the Secretary of the Company (or his delegate), and voting in person; (ii) filing with the Secretary of the Company a written revocation; or (iii) executing and delivering a timely and valid proxy bearing a later date.  Unless revoked, where a choice is specified on the proxy, the shares represented thereby will be voted in accordance with such choice.  If no choice is specified, such shares will be voted FOR the election of each of the five director nominees, and in the discretion of the proxy holders on any other matter that may properly come before the meeting.  If you hold shares of Common Stock in street name you must follow the instructions given by your broker or nominee to change your voting instructions.

The Board of Directors has designated William G. Miller and Frank Madonia, and each or either of them, to vote on its behalf the proxies being solicited hereby.  The Board of Directors knows of no matters which are to be brought to a vote at the Annual Meeting other than those set forth in the accompanying Notice of Annual Meeting.  However, if any other matter properly does come before the Annual Meeting, the persons appointed in the proxy, or their substitutes, will vote in accordance with their best judgment on such matters.

NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

The Company posted materials related to the Annual Meeting on the Internet.  The following materials are available on the Internet at www.shareholdermaterial.com/MillerIndustries:

●	this proxy statement for the Annual Meeting; and

●	the Company’s 2010 Annual Report to Shareholders (which includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, other than the exhibits thereto).

PROPOSAL 1
ELECTION OF DIRECTORS

Introduction

Pursuant to the Company’s Charter and Bylaws, the Board of Directors has fixed the number of directors at six.  The members of the Board of Directors comprise a single class, and at each annual meeting of shareholders all directors are elected.  The directors elected at the Annual Meeting will serve until the annual meeting of shareholders in 2011, or until their successors are duly elected and qualified.  The Board of Directors may fill directorships resulting from vacancies, and may increase or decrease the number of directors to as many as fifteen or as few as three.  In March 2011, the Board of Directors decreased the size of the Board, effective immediately prior to the Annual Meeting, from six to five members.  Executive officers are appointed annually and serve at the discretion of the Board of Directors.

Upon the recommendation of the Nominating Committee, the Board of Directors has nominated Theodore H. Ashford, III, Jeffrey I. Badgley, A. Russell Chandler, III, William G. Miller and Richard H. Roberts, five of the six current members of the Board, for re-election as directors.  Each such nominee has consented to be named herein and to serve as a director, if elected.  Paul E. Drack has informed the Board of Directors that he will not stand for reelection at the Company’s Annual Meeting.

Unless contrary instructions are received, shares of Common Stock represented by duly executed proxies will be voted in favor of the election of each of the five nominees named above to constitute the entire Board of Directors.  The Board of Directors has no reason to expect that any nominee will be unable to serve and, therefore, at this time it does not have any substitute nominees under consideration.

Directors are elected by a plurality of the votes cast by holders of the shares of Common Stock entitled to vote at the Annual Meeting.  Shareholders have no right to vote cumulatively for directors.  Each shareholder shall have one vote for each director for each share of Common Stock held by such shareholder.

Information concerning the nominees for election, based on data furnished by them, is set forth below.  Currently, they are all directors of the Company.  The Board of Directors has determined that Messrs. Ashford, Chandler and Roberts are independent directors under the listing standards of the New York Stock Exchange (“NYSE”).

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE FIVE DIRECTOR NOMINEES.

Information Regarding Nominees

Name of Director	Background Information

Theodore H. Ashford, III
Mr. Ashford, 47, has served as a director of the Company since April 2010.  Mr. Ashford has served as President and Chief Investment Officer of Ashford Capital Management, Inc. since October 2003.  From 1993 to 2003, Mr. Ashford served as an investment analyst for Ashford Capital Management, Inc.  Prior to 1993, Mr. Ashford worked for International Management Group.

Mr. Ashford’s management experience brings valuable operations and leadership expertise to the Board of Directors.  Additionally, Mr. Ashford has experience analyzing companies for investment purposes, including extensive international travel evaluating companies and markets around the world.  Such investment advisory experience and financial analysis skills bring beneficial financial experience and a broad global perspective to the Board of Directors.

Jeffrey I. Badgley
Mr. Badgley, 59, has served as Vice Chairman and Chief Executive Officer of the Company since March 2011 and as a director since January 1996.  Mr. Badgley served as Co-Chief Executive Officer of the Company with William G. Miller from October 2003 to March 2011 and as President of the Company from June 1996 to March 2011.  Mr. Badgley served as Chief Executive Officer of the Company from November 1997 to October 2003.  In June 1997, he was named Co-Chief Executive Officer of the Company, a title he shared with Mr. Miller until November 1997.  Mr. Badgley served as Vice President of the Company from 1994 to 1996, and as Chief Operating Officer of the Company from June 1996 to June 1997.  In addition, Mr. Badgley has served as President of Miller Industries Towing Equipment Inc. since 1996.  Mr. Badgley served as Vice President—Sales of Miller Industries Towing Equipment Inc. from 1988 to 1996.  He previously served as Vice President—Sales and Marketing of Challenger Wrecker Corporation from 1982 until joining Miller Industries Towing Equipment Inc.

With over twenty years of experience at the Company and over twenty-five years of experience in the towing and recovery equipment industry, Mr. Badgley provides essential insight and guidance to the Board of Directors from an inside perspective of the day-to-day operations of the Company and extensive experience and comprehensive knowledge of the towing industry.

Name of Director	Background Information

A. Russell Chandler, III
Mr. Chandler, 66, has served as a director of the Company since April 1994.  He is founder and Chairman of Whitehall Group Ltd., a private investment firm based in Atlanta, Georgia.  In 2010, Mr. Chandler formed an investor group to acquire a controlling interest in an Israeli company, Precyse Technologies Inc., which was relocated to Atlanta, Georgia.  Mr. Chandler has served as Chairman of Precyse Technologies Inc. since 2010.  Mr. Chandler served as Chairman of Datapath, Inc., a company that builds mobile communications trailers for military application, from October 2004 until June 2006 and he served as the Mayor of the Olympic Village for the Atlanta Committee for the Olympic Games from 1990 through August 1996.  From 1987 to 1993, he served as Chairman of United Plastic Films, Inc., a manufacturer and distributor of plastic bags.  He founded Qualicare, Inc., a hospital management company, in 1972 and served as its President and Chief Executive Officer until its sale in 1983.

Mr. Chandler has founded and successfully managed several companies.  He also has extensive experience in analyzing businesses for the purpose of making investments.  Mr. Chandler’s more than thirty-five years of experience as a Chairman and/or Chief Executive Officer at various companies, including, among others, a private investment firm which he founded, brings key leadership, financial and operational experience to the Board of Directors.

William G. Miller
Mr. Miller, 64, has served as Chairman of the Board since April 1994.  Mr. Miller served as Co-Chief Executive Officer of the Company from October 2003 to March 2011, and Chief Executive Officer of the Company from April 1994 until June 1997.  In June 1997, he was named Co-Chief Executive Officer, a title he shared with Jeffrey I. Badgley until November 1997.  Mr. Miller also served as President of the Company from April 1994 to June 1996.  He served as Chairman of Miller Group, Inc. from August 1990 through May 1994, as its President from August 1990 to March 1993, and as its Chief Executive Officer from March 1993 until May 1994.  Prior to 1987, Mr. Miller served in various management positions for Bendix Corporation, Neptune International Corporation, Wheelabrator-Frye Inc. and The Signal Companies, Inc.

As Chairman and founder of the Company and with over twenty years of experience with the Company, Mr. Miller has a deep knowledge and understanding of the Company, its operating companies and its line of business and brings that knowledge and understanding to the Board of Directors.  Additionally, Mr. Miller’s experience in leadership positions at various companies prior to founding the Company brings valuable leadership expertise to the Board of Directors.

Name of Director	Background Information

Richard H. Roberts
Mr. Roberts, 56, has served as a director of the Company since April 1994.  Mr. Roberts was appointed as the Commissioner of the Department of Revenue of the State of Tennessee in January 2011, a position he currently holds.  From August 2007 until February 2008, Mr. Roberts served as the Chief Financial Officer of Friends of Fred Thompson, Inc.  Mr. Roberts served as Senior Vice President and Secretary of Landair Transport, Inc. from July 1994 to April 2003, and from July 1994 until April 2003, Mr. Roberts served as Senior Vice President, General Counsel and Secretary of Forward Air Corporation.  From May 1995 until May 2002, Mr. Roberts served as a director of Forward Air Corporation.  Mr. Roberts also was a director of Landair Corporation from September 1998 until February 2003.  Mr. Roberts was a partner in the law firm of Baker, Worthington, Crossley & Stansberry from January 1991 to August 1994, and prior thereto was an associate of the firm.

Mr. Roberts’ experience as a corporate attorney and an executive officer and general counsel of two public companies brings extensive legal, operational and public company finance experience to the Board of Directors.  Additionally Mr. Roberts’ experience on the Board of Directors of companies in other industries demonstrates his leadership capability and broad knowledge of financial and operational issues that companies face.

Information Regarding Directors Not Standing For Reelection

Name of Director	Background Information

Paul E. Drack
Mr. Drack, 82, has served as a director of the Company since April 1994.  As discussed above, Mr. Drack has informed the Board of Directors that he will not stand for reelection at the Company’s Annual Meeting.  Mr. Drack retired in December 1993 as President and Chief Operating Officer of AMAX Inc., positions he held since August 1991.  From 1985 to 1991, Mr. Drack served in various capacities for operating subsidiaries of AMAX Inc., including Chairman, President and Chief Executive Officer of Alumax Inc. and President of Kawneer Company.  He was a director of AMAX Inc. from 1988 to 1993.  Prior to its acquisition by Cyprus Minerals in November 1993, AMAX Inc. was a producer of aluminum and manufactured aluminum products with interests in domestic energy and gold production.

CORPORATE GOVERNANCE

Independence, Board Meetings and Related Information

Independence

The Board of Directors has determined that a majority of the members of the Board of Directors are “independent,” as “independent” is defined under applicable federal securities laws and the listing standards of the NYSE.  The independent directors are Messrs. Ashford, Chandler, Drack and Roberts.

Meetings

The Board of Directors held five meetings during 2010.  All incumbent directors attended more than 75% of the meetings of the Board of Directors and the respective committees of which they are members.  The non-management directors meet in executive session as a part of the meetings of the Audit Committee.  The presiding director at those sessions is selected by the non-management directors on a meeting-by-meeting basis.  The Company does not require its directors to attend its annual meeting of shareholders.  In 2010, one of the Company’s directors attended the annual meeting of shareholders in person, and the remaining five directors participated in the annual meeting by telephone.

Communication with Directors

Interested parties may communicate with any non-management director by mailing a communication to the attention of that director at 8503 Hilltop Drive, Ooltewah, Tennessee  37363.

Committees of the Board of Directors

The Board of Directors has standing Audit, Compensation and Nominating Committees.  Generally, members of these committees are elected annually by the Board of Directors, but changes to the committees may be made at the Board of Directors’ discretion at any time.  These committees operate pursuant to separate written charters adopted by the Board of Directors.  These charters, along with the Company’s Corporate Governance Guidelines, are available on the Company’s website at www.millerind.com through the “Investor Relations” link.  In addition, copies of these charters and guidelines can be obtained upon request from the Company’s Corporate Secretary.

Audit Committee

The Audit Committee is comprised of Messrs. Ashford, Chandler, Drack and Roberts.  The Board of Directors has determined that each of the members of the audit committee is “financially literate” within the meaning of the listing standards of the NYSE, and qualifies as an “audit committee financial expert” as defined by applicable SEC rules.

The Audit Committee, among other things, recommends the appointment of the Company’s independent public accountants, reviews the scope of audits proposed by the Company’s independent public accountants, reviews audit reports on various aspects of corporate operations, and periodically consults with the Company’s independent public accountants on matters relating to internal financial controls and procedures.  The Audit Committee held six meetings during 2010.  The report of the Audit Committee is included in this proxy statement beginning on page 21.

Compensation Committee

The Compensation Committee is comprised of Messrs. Ashford, Chandler, Drack and Roberts.  The Compensation Committee establishes, among other things, salaries, bonuses and other compensation for the Company’s officers, and administers the Company’s stock option and other employee benefit plans.  The Compensation Committee held two meetings during 2010.  The report of the Compensation Committee is included in this proxy statement beginning on page 13.

Nominating Committee

The Nominating Committee is comprised of Messrs. Ashford, Chandler, Drack and Roberts.  The Nominating Committee was established to evaluate candidates for service as directors of the Company and to conduct the Board’s annual self-assessment process.  The Nominating Committee will consider candidates recommended by shareholders.  Shareholder recommendations must comply with the procedures for director nominations set forth in Article I, Section 1.2, of the Company’s Bylaws and applicable law.  The Nominating Committee held two meetings during 2010.

Board Leadership Structure

The Board of Directors is responsible for overseeing and directing the management of the Company.  Previously, our Board of Directors had chosen to have Co-Chief Executive Officers one of whom also served as Chairman of the Board.  In March 2011, the Board of Directors chose to separate the positions of Chairman of the Board and Chief Executive Officer.  Effective March 2011, Mr. William G. Miller serves as the executive Chairman of the Board and as a full-time employee of the Company and Mr. Jeffrey I. Badgley serves as the sole Chief Executive Officer of the Company and Vice Chairman of the Board.  Each of the standing committees of the Board of Directors, the Audit, Compensation and Nominating Committees, is chaired by an independent director and is comprised entirely of independent directors.

The Board of Directors believes that separating the positions of Chairman of the Board and Chief Executive Officer allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead our Board of Directors in its fundamental role of providing advice to and independent oversight of management.  Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as our Board of Director’s oversight responsibilities continue to grow.  Although we do not have a policy mandating the separation of the roles of Chairman and Chief Executive Officer, our Board of Directors believes that having separate positions is the appropriate leadership structure for Miller Industries Inc.

Additionally, the Board has not appointed a lead independent director.  Currently, the Board consists of six directors, four of whom are independent.  Due to the small size of the Board and the fact that all independent directors serve on all committees of the Board, all of the independent directors are able to closely monitor the activities of the Company and meet regularly in executive sessions without management to discuss the development and strategy of the Company.  These executive sessions allow the independent directors to review key decisions and discuss matters in a manner that is independent of our Chairman and our Chief Executive Officer.  Therefore, the Board has determined that a lead independent director is not necessary at this time.  As the composition of the Board changes and/or grows in the future, the Board of Directors intends to reevaluate the need for a lead independent director.

Risk Management

Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management.  The Board believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight.  The Board receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, strategic, competitive and reputational risks.  Additionally, senior management is available to address any questions or concerns raised by the Board on risk management-related and any other matters.

While the Board is ultimately responsible for risk oversight at the Company, our three Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk.  The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and, in accordance with the NYSE rules, discusses policies with respect to risk assessment and risk management.  The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.  The Nominating and Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

Director Nominations

The Nominating Committee considers qualifications and characteristics that it, from time to time, deems appropriate when it selects individuals to be nominated for election to the Board of Directors.  These qualifications and characteristics may include, without limitation, independence, integrity, business experience, education, accounting and financial expertise, age, diversity (including diversity of skills, background and experience), reputation, civic and community relationships and industry knowledge and experience.  In addition, prior to nominating an existing director for re-election to the Board of Directors, the Nominating Committee will consider and review the existing director’s Board and committee attendance, performance and length of Board service.  The composition of the current Board of Directors reflects diversity in business and professional experience and skills.

Related Transactions and Business Relationships

Policy on Related Party Transactions

The Company recognizes that transactions between the Company or its subsidiaries and any of its directors or executive officers can present potential or actual conflicts of interest.  Accordingly, as a general matter it is the Company’s preference to avoid such transactions.  Nevertheless, the Company recognizes that there are circumstances where such transactions may be in, or not inconsistent with, the best interests of the Company.  Therefore, the Company has adopted a formal policy that requires the Company’s Audit Committee to review and, if appropriate, approve or ratify any such transactions.  Pursuant to the policy, the Committee will review any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company’s directors, executive officers or 5% shareholders had, has or will have a direct or indirect material interest.  After its review, the Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders.

Certain Related Transactions and Business Relationships

In 2010, William G. Miller II, the son of William G. Miller, the Company’s Chairman and Co-Chief Executive Officer, was employed by a subsidiary of the Company as Vice President of Sales – Southeast Region and received salary and bonus payments of $195,227 which is in line with the compensation of other Vice Presidents of Sales who have similar responsibilities.  In March 2011, Mr. Miller was appointed by the Board of Directors to serve as President of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2011, certain information with respect to the Common Stock beneficially owned by (i) each director or nominee for director, (ii) the executive officers named in the Summary Compensation Table, (iii) all executive officers and directors of the Company as a group, and (iv) all shareholders known to be beneficial owners (as that term is defined under SEC rules) of more than 5% of the Common Stock.  Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
Directors and Executive Officers
Theodore H. Ashford, III	3,254	(3)	*
A. Russell Chandler, III	106,123	(3)	*
Paul E. Drack	25,516		*
Richard H. Roberts	21,583		*
William G. Miller	679,619		5.75%
Jeffrey I. Badgley	85,000	(4)	*
Frank Madonia	27,501	(5)	*
J. Vincent Mish	41,001	(6)	*
All Directors and Executive Officers as a Group (8 persons)	989,597	(7)	8.27%
Beneficial Owners of More than 5% of the Common Stock
Hotchkis and Wiley Capital Management, LLC 725 Figueroa Street, 39th Floor Los Angeles, CA 90017	1,768,490	(8)	14.96%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	801,660	(9)	6.78%
BlackRock Inc. 40 East 52nd Street New York, NY 10022	715,635	(10)	6.05%
Rutabaga Capital Management 64 Broad Street, 3rd Floor Boston, MA 02109	668,721	(11)	5.66%
____________________

*	Less than one percent.

(1)	Includes shares of Common Stock that the named person or entity has the right to acquire beneficial ownership within 60 days of March 31, 2011 through the exercise of any stock option or other right.

(2)
The percentage of beneficial ownership is based on 11,821,050 shares of Common Stock outstanding on March 31, 2011, and represents the percentage that the named person or entity would beneficially own if such person or entity, and only such person or entity, exercised all options and rights to acquire shares of Common Stock that are held by such person or entity and that are exercisable within 60 days of March 31, 2011.

(3)
Includes 14,852 shares held by a limited partnership of which Mr. Chandler’s children are limited partners, and 29,847 shares held in trust for the benefit of Mr. Chandler’s children.  Mr. Chandler disclaims beneficial ownership with respect to these shares.

(4)	Includes 85,000 shares issuable pursuant to options that are exercisable within 60 days of March 31, 2011.

(5)	Includes 27,500 shares issuable pursuant to options that are exercisable within 60 days of March 31, 2011.

(6)	Includes 35,000 shares issuable pursuant to options that are exercisable within 60 days of March 31, 2011.

(7)	Includes 147,500 shares issuable pursuant to options that are exercisable within 60 days of March 31, 2011.

(8)	As reported in an amendment to Schedule 13G filed with the SEC on February 14, 2011 by Hotchkiss and Wiley Capital Management, LLC, a registered investment adviser.

(9)	As reported in a Schedule 13G filed with the SEC on February 11, 2011 by Dimensional Fund Advisors LP.

(10)	As reported on Schedule 13G filed with the SEC on February 7, 2011 by BlackRock Inc.

(11)	As reported in a Schedule 13G filed with the SEC on February 3, 2011, by Rutabaga Capital Management.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Overview

This discussion and analysis addresses the material elements of the Company’s compensation program for named executive officers, including the Company’s compensation objectives and overall compensation philosophy, the compensation process and the administration of the compensation program.  It is intended to complement and enhance an understanding of the compensation information presented in the “Summary Compensation Table” and other accompanying tables in this proxy statement.

As used in this proxy statement, the term “named executive officers” means, the Company’s Chairman and Co-Chief Executive Officer; President and Co-Chief Executive Officer; Executive Vice President and Chief Financial Officer; and Executive Vice President, Secretary and General Counsel as of December 31, 2010.  In this “Compensation Discussion and Analysis” section, the terms “we,” “our,” “us” and the “Committee” refer to the Compensation Committee of the Company’s Board of Directors.

Compensation Objectives and Overall Compensation Philosophy

The Company’s executive compensation program is designed to enhance Company profitability, and thus shareholder value, by aligning executive compensation with the Company’s expectations and performance, and by establishing a system that can retain and reward executive officers who contribute to the long-term success of the Company.  More specifically, the overall goals of the executive compensation program include:

●	offering competitive total compensation opportunities to retain talented executives;

●	providing strong links between Company performance and total compensation earned – i.e., paying for performance;

●	emphasizing the long-term performance of the Company, thus enhancing shareholder value; and

●	promoting and facilitating stock ownership by executive officers.

We believe that it is in the best interests of the Company’s shareholders and its named executive officers that the Company’s executive compensation program, and each of its elements, remain simple and straightforward.  This approach should reduce the time and cost involved in setting the Company’s executive compensation policies and calculating the payments under such policies, and should enhance the transparency of, and the ability to comprehend, these policies.

Administration

The Committee has overall responsibility with respect to approving and monitoring the Company’s executive compensation program, and operates under a Charter that was approved by the Company’s Board of Directors in 2004.  None of the members of the Committee has been an officer or employee of the Company, and the Board of Directors has considered and determined that all of the members are “independent,” as that term is defined under NYSE rules, and otherwise meet the criteria set forth in the Committee’s Charter.

In fulfilling its responsibilities, the Committee, among other things, establishes and approves the compensation level of each of the named executive officers, reviews and approves corporate goals and objectives relevant to the compensation of the named executive officers, evaluates the performance of the named executive officers in light of these goals and objectives, determines and approves compensation based on these objectives and its evaluations, establishes criteria for granting stock options to the named executive officers and the Company’s other employees, considering the recommendations of senior management, and approves such stock option grants.

We regularly review and discuss the compensation of the named executive officers with William G. Miller, the Company’s Chairman, and consult with Mr. Miller in evaluating the performance of the named executive officers.  In addition, Mr. Miller may make recommendations to us regarding compensation for all of the named executive officers, other than for himself.

As discussed in greater detail below, the levels of each element of compensation for the named executive officers are determined based on several factors, which may include the Company’s historical performance and relative shareholder return, our informal assessment of compensation paid to executives in comparable industries, the amount and the elements of compensation provided in previous years, the terms of each named executive officer’s employment agreement with the Company, our expectations for the Company’s future financial performance and other matters that we deem relevant.  In setting the compensation for our Chief Executive Officer, we also reviewed and considered compensation information for chief executive officers of public companies in (i) the industrial, machinery and metal products sector as defined by Standard & Poor’s with annual sales between $200 million and $600 million, and (ii) the transportation sector as defined by Salary.com with annual sales between $200 million and $1.5 billion.  In addition, we consider the level of experience and the responsibilities of each named executive officer, his performance and the personal contributions he makes to the success of the Company.  Leadership skills, analytical skills, organization development, public affairs and civic involvement have been and will continue to be deemed to be important qualitative factors to take into account in considering elements and levels of compensation.  We have not adopted any formal or informal policy for allocating compensation between long-term and short-term elements, between cash and non-cash or among the different possible forms of non-cash compensation.

The slow recovery of the U.S. and global economy, and the uncertainty that this creates for business planning purposes, impacted executive compensation decisions for 2010.  In 2010, the Company’s executive compensation program consisted primarily of  base salary.  In addition, while the Company did not pay any annual discretionary cash performance bonuses or grant any stock option awards in 2010, annual discretionary cash performance bonuses and stock options have historically been elements of the Company’s executive compensation program, and may again be elements of the Company’s executive compensation program in the future.  In addition to base salary, the Company has provided, and will continue to provide, its named executive officers with certain benefits, such as healthcare plans, that are available to all employees.

Elements of Compensation

Base Salary.  We determine the base salary for each of the named executive officers annually based on, among other things, his experience and the scope of his responsibilities, his performance and the performance of the Company, our expectations for the Company’s future financial performance and our informal assessment of salaries paid to executives in comparable industries.  The minimum levels of some of these base salaries are mandated by employment agreements with the named executive officers (which are described in more detail below under the heading “Additional Discussion of Material Items in Summary Compensation Table―Employment Agreements with Named Executive Officers”).  We believe that base salaries are an important part of the Company’s executive compensation program because they provide the named executive officers with a steady income stream that is not contingent upon the Company’s overall performance.

Beginning in November 2009 and continuing through 2010, based on the improvement in economic conditions and our expectations for the Company’s financial performance for the remainder of 2009 and 2010 and in connection with the increase in base salaries for domestic salaried employees, the base salary for each named executive officer was restored to the level of base salary that such named executive officer was paid prior to the voluntary salary reductions implemented in 2008 plus 1.5%.  Under Mr. Miller’s employment agreement with the Company, Mr. Miller is entitled to receive a base salary that is substantially the same as the Company’s other Co-Chief Executive Officer; however, from 1999 through 2006 he declined increases to which he was entitled under his agreement.  Effective July 2007, the Compensation Committee increased Mr. Miller’s salary to match the salary of the other Co-Chief Executive Officer in accordance with his employment agreement.  For 2010, Mr. Miller’s base salary was adjusted accordingly to match the 2010 base salary for Mr. Badgley.

In March 2011, Mr. Badgley became the sole Chief Executive Officer and Vice Chairman.  At the same time, the Compensation Committee approved an increase in base salary for Mr. Badgley to $450,000 effective March 1, 2011.

Annual Discretionary Cash Bonuses.  We utilize annual discretionary cash bonuses to provide additional compensation to the named executive officers, and to reward them for their performance.  We have not adopted any formal or informal performance or other objectives for the calculation or payment of these discretionary bonuses.  Instead, in determining an annual discretionary bonus, we consider, among other things, the Company’s performance for the previous year and relative shareholder value, discretionary bonuses awarded in previous years, the performance of the named executive officer and his personal contributions to the success of the Company.

Annual discretionary cash bonuses, as opposed to grants of stock options or other equity-based awards, are designed to provide additional compensation to the named executive officers, and to more immediately reward them for their performance.  The immediacy of these bonuses provides an incentive to the named executive officers to raise their level of performance, and thus the Company’s overall level of performance.  Thus, we believe that discretionary cash bonuses are an important motivating factor for the named executive officers.

For 2010, based primarily on the Company’s performance in 2009, we determined not to pay an annual discretionary cash bonus to the named executive officers.  Messrs. Badgley, Mish and Madonia received a nominal annual “holiday bonus” paid to all U.S. employees of the Company.  The amounts of such cash bonuses paid to the named executive officers are set forth in the “Summary Compensation Table.”

In April 2011, in connection with Mr. Badgley becoming the sole Chief Executive Officer and Vice Chairman, the Compensation Committee approved a new cash bonus plan for Mr. Badgley that was designed to emphasize the objective of maintaining profitability during every part of the business cycle.  The plan provides Mr. Badgley an annual bonus equal to 1.0% of the first $20 million of the Company's pretax net income, and 0.5% of pretax net income in excess of $20 million, subject to Compensation Committee discretion to decrease such amount as it deems appropriate.  In the event that the Company incurs a pretax net loss at any time that Mr. Badgley remains the CEO of the Company, then bonus amounts previously paid on equivalent pretax profit would be recovered from Mr. Badgley.  These amounts may be recovered by offsetting future bonuses or salary or by direct repayment from Mr. Badgley or, in the event of Mr. Badgley's termination from employment with the Company, payments otherwise due under his employment agreement.  Mr. Badgley’s total salary and bonus compensation may not exceed $975,000 annually.

Equity Awards.  Although we did not award stock options to the named executive officers in 2009 or 2010, we consider equity-based awards to be an important part of the Company’s overall executive compensation philosophy.  Historically, Mr. Miller has declined grants of equity awards from the Company.

Stock options and other equity-based awards provide the named executive officers with a strong link to the Company’s long-term performance, promote an ownership culture and more closely align the interest of the named executive officers and the Company’s shareholders.  Equity incentive awards are granted under the Company’s 2005 Equity Incentive Plan.  This plan provides us with broad discretion to fashion the terms of awards to provide eligible participants with such stock-based incentives as we deem appropriate.  It permits the issuance of awards in a variety of forms, including non-qualified stock options and incentive stock options, stock appreciation rights, restricted stock awards and performance shares.

In general, options for the purchase of 500 or more shares vest in four equal annual installments, and all options for the purchase of fewer than 500 shares vest in two equal annual installments.  All stock options are exercisable until the tenth anniversary of the grant date unless otherwise earlier terminated pursuant to the terms of the individual option agreement.

Severance and Change of Control Arrangements.  As discussed in more detail in the “Additional Discussion of Material Items in Summary Compensation Table―Employment Agreements with Named Executive Officers” and “Potential Payments Upon Termination or Change in Control” sections below, the named executive officers may be entitled to certain benefits upon the termination of their respective employment or change in control agreements.

Other Compensation.  The named executive officers currently are entitled to participate in the Company’s health, life and disability insurance plans and in our 401(k) plan to the same extent that the Company’s employees are entitled to participate.

Policy with Respect to Qualifying Compensation for Deductibility

Section 162(m) of the Internal Revenue Code imposes a limit on tax deductions for annual compensation (other than performance-based compensation) in excess of one million dollars paid by a corporation to its Chief Executive Officer and its other three most highly compensated executive officers.  The Compensation Committee does not believe that the Company’s compensation policies would result in compensation in excess of these limits but reserves the right to award nondeductible compensation when appropriate to accomplish other compensation objectives.  The Committee will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained under that heading in this proxy statement.  On the basis of its reviews and discussions, the Committee has recommended that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and this proxy statement.

Compensation Committee
Paul E. Drack
A. Russell Chandler, III
Richard H. Roberts

Compensation Committee Interlocks and Insider Participation

During 2010, the Compensation Committee was comprised of Messrs. Chandler, Drack and Roberts, all of whom were non-employee, independent directors.  During 2010, no executive officer of the Company served as a member of the board of directors or compensation committee of any other entity whose executive officer(s) served on the Company’s Board of Directors or Compensation Committee.

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by, or paid by the Company during the years ended December 31, 2010, 2009 and 2008, respectively, to the Company’s Co-Chief Executive Officers, Chief Financial Officer and the Company’s other most highly compensated executive officer (who are referred to together as the Company’s named executive officers).

Name and Principal Position	Year	Salary (1)		Bonus (2)	Option Awards (3)	All Other Compensation		Total
William G. Miller	2010	$319,725	(4)	$–	$–	$–		$319,725
Chairman and Co-Chief Executive Officer	2009	$293,086	(4)	$–	$–	$–		$293,086
	2008	$283,500	(4)	$–	$–	$–		$283,500

Jeffrey I. Badgley	2010	$320,925		$300	$–	$5,935	(5)	$327,160
President and Co-Chief Executive Officer	2009	$294,286		$150	$–	$5,972	(5)	$300,408
	2008	$283,500		$47,150	$239,040	$7,138	(5)	$576,828

Frank Madonia	2010	$219,425		$300	$–	$4,659	(5)	$224,384
Executive Vice President, Secretary and General Counsel	2009	$201,238		$150	$–	$5,972	(5)	$207,360
	2008	$193,500		$33,150	$79,680	$5,570	(5)	$311,900

J. Vincent Mish	2010	$219,425		$300	$–	$5,456	(5)	$225,181
Executive Vice President, Treasurer and Chief Financial Officer	2009	$201,238		$150	$–	$5,005	(5)	$206,393
	2008	$193,500		$33,150	$79,680	$5,122	(5)	$311,452
 ______________________________

(1)	Base salary paid to the named executive officer.

(2)
Discretionary cash bonus awarded to the named executive officer based on, among other factors, the Company’s performance in the previous year.  For 2010, the named executive officers received a nominal annual “holiday bonus” paid to all employees of the Company and no other discretionary cash bonus.

(3)
Amounts represent the aggregate grant date fair value for option awards in accordance with the stock compensation topic in the FASB codification utilizing assumptions discussed in Note 2 to the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(4)
Beginning in July 2007, the Compensation Committee determined to adjust Mr. Miller’s salary on a going-forward basis to match the salary of the other Co-Chief Executive Officer in accordance with Mr. Miller’s employment agreement.

(5)
Amount represents the Company’s contribution to the named executive officer’s 401(k) plan under the plan’s matching program.  No other amounts are indicated for perquisites and personal benefits as the value provided did not exceed $10,000.

Additional Discussion of Material Items in Summary Compensation Table

The Company’s executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table was paid or awarded, are described above under “Compensation Discussion and Analysis.”  A summary of certain material terms of the Company’s compensation plans and arrangements is set forth below.

Employment Agreements with Named Executive Officers

William G. Miller.  In July 1997, the Company entered into an employment agreement with Mr. Miller which was amended and restated in December 2008.  The employment agreement provides for a base salary as agreed to by the Company and Mr. Miller from time to time, but which shall in any event be substantially the same as the base salary of the Chief Executive Officer of the Company.  Mr. Miller also receives certain insurance and other benefits as are generally provided by the Company to its executive employees.  Mr. Miller’s employment agreement is for an indeterminate term and allows Mr. Miller to pursue other business related interests as long as they do not interfere with his duties for the Company.  Employment may be terminated by either party upon three years’ written notice or for “cause,” as defined in the employment agreement.

Jeffrey I. Badgley and Frank Madonia.  In September 1998, the Company entered into employment agreements with Messrs. Badgley and Madonia which were amended and restated in December 2008.  Each employment agreement provides for a rolling three-year term, extended automatically each day for an additional day such that the remaining term of each employment agreement is three years.  However, on each individual’s 62nd birthday, the employment agreement ceases to extend automatically, and instead terminates three years from that date.  The employment agreements provide for base salaries that are subject to annual review and adjustment by the Board of Directors.  Additionally, each individual may participate in any bonus plans or other benefits generally available to executive officers of the Company.  The Company may terminate Messrs. Badgley or Madonia pursuant to their respective employment agreements for any reason upon written notice.  However, if termination is for other than “just cause” (as defined in the employment agreements), the individual is entitled to certain benefits described under the heading “Potential Payments Upon Termination or Change in Control” below.

J. Vincent Mish.  In December 2002, the Company entered into an employment agreement with Mr. Mish which was amended and restated in December 2008.  The employment agreement provides for a rolling three-year term, extended automatically as of each annual shareholders’ meeting such that the remaining term of the employment agreement is three years as of that date.  Notwithstanding the foregoing, the term of the agreement ends on Mr. Mish’s 65th birthday.  The employment agreement provides for base salary that is subject to annual review and adjustment by the Board of Directors.  Additionally, Mr. Mish may participate in any bonus plans or other benefits generally available to executive officers of the Company.  The Company may terminate Mr. Mish pursuant to this employment agreement for any reason upon written notice. However, if termination is for other than “just cause” (as defined in the employment agreement), Mr. Mish is entitled to certain benefits described under the heading “Potential Payments Upon Termination or Change in Control” below.

2005 Equity Incentive Plan

The Company’s shareholder-approved 2005 Equity Incentive Plan is a flexible plan that provides the Compensation Committee with broad discretion to fashion the terms of awards to provide eligible participants with such equity-based incentives as the Committee deems appropriate.  It permits the issuance of awards in a variety of forms, including non-qualified stock options and incentive stock options, stock appreciation rights, restricted stock awards and performance shares.  During 2010, no awards were granted to the Company’s named executive officers under the 2005 Equity Incentive Plan.

Contributory Retirement Plan

The Company maintains a contributory retirement plan for all full-time employees with at least 90 days of service.  The plan is designed to provide tax-deferred income to the Company’s employees in accordance with the provisions of Section 401(k) of the Internal Revenue Code.  The plan provides that each participant may contribute up to 15% of his or her salary.  For 2010, the Company matched 50% of the first 5% of participant contributions.  Matching contributions vest over the first five years of employment.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table provides information on the holdings of stock options by the named executive officers, including both unexercised and unvested awards, at December 31, 2010.

	Option Grant	Number of Shares Underlying Unexercised Options		Option	Option Expiration
Name	Date (1)	Exercisable	Unexercisable	Exercise Price	Date

William G. Miller	–	–	–	$–	–

Jeffrey I. Badgley	3/26/2004	25,000	–	$8.31	3/26/2014
	11/07/2008	60,000	60,000	5.49	11/06/2018

Frank Madonia	3/26/2004	7,500	–	$8.31	3/26/2014
	11/07/2008	20,000	20,000	5.49	11/06/2018

J. Vincent Mish	3/26/2004	15,000	–	$8.31	3/26/2014
	11/07/2008	20,000	20,000	5.49	11/06/2018

________________________

(1)	Vesting for each listed stock option grant occurs in 25% increments on each yearly anniversary of the date of grant.

Option Exercises and Stock Vested in 2010

There were no stock options exercised by any of the named executive officers during 2010.

Potential Payments Upon Termination or Change in Control

The Company is party to employment agreements with each of its named executive officers, and has also entered into change in control agreements with three of its named executive officers.  Each of these employment and change in control agreements address, among other things, compensation and benefits that would be paid to the applicable named executive officer in the event that his employment is terminated for different reasons, including termination for cause or without cause, and termination in connection with a change in control.

Employment Agreements

William G. Miller.  The Company’s employment agreement with Mr. Miller provides that either the Company or Mr. Miller may terminate the agreement for any reason upon three years’ prior notice, that Mr. Miller may terminate the agreement upon 60 days’ notice in the event of a change in control of the Company, and that the Company may terminate the agreement at any time for “cause,” or if Mr. Miller dies or becomes disabled.  Under the employment agreement:

●	Upon any termination of Mr. Miller’s employment for “cause,” Mr. Miller will be entitled to receive all compensation due to him through his last day of employment.

●	If Mr. Miller’s employment is terminated due to death or disability, the Company will have no further liability under the employment agreement.

●
If Mr. Miller’s employment is terminated by the Company without “cause” without the required three year’s prior notice or, if such notice has been given, prior to the end of the three-year notice period, Mr. Miller will be entitled to receive a lump sum pro-rated bonus (based on the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated) for the number of days he worked during the year in which his employment is terminated, and Mr. Miller will be entitled to receive, monthly over the shorter of a 36-month period or the remaining portion of the three-year notice period:  (i) his then-current base salary; (ii) the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated; and (iii) continued health and life insurance coverage.

Under the employment agreements, “cause” means:  (i) willful malfeasance or gross negligence; or (ii) knowingly engaging in wrongful conduct resulting in detriment to the goodwill of the Company or damage to the Company’s relationships with its customers, suppliers or employees.  The employment agreement also provides for confidentiality during employment, and for non-competition during employment and for a three-year period from termination if the Company terminates the agreement for cause or Mr. Miller terminates his employment in breach of the agreement.

Jeffrey I. Badgley, Frank Madonia and J. Vincent Mish.  The Company’s employment agreements with Messrs. Badgley, Madonia and Mish address the rights and obligations of the Company in connection with the termination of the executive’s employment in different situations including in connection with a change in control of the Company.  Under each agreement:

●
Upon any termination of the executive’s employment, including if the executive terminates his employment voluntarily, or if the Company terminates the executive’s employment for “just cause,” the executive will be entitled to receive all compensation due to him through his last day of employment.

●
If the executive’s employment is terminated due to death, the executive’s beneficiary will be entitled to receive, in one lump sum, an amount equal to:  (i) 12 months of his then-current base salary; (ii) 12 months of the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated; and (iii) a pro-rated bonus, based on the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated, for the number of days he worked during the year in which his employment is terminated.

●
If the executive’s employment is terminated due to disability, all of the executive’s outstanding stock options will vest and become exercisable, the executive (or his beneficiary) will be entitled to receive a lump sum pro-rated bonus (based on the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated) for the number of days he worked during the year in which his employment is terminated, and the executive (or his beneficiary) will be entitled to receive, monthly over a period of 24 months from the last day of employment:  (i) his then-current base salary; (ii) the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated; and (iii) continued health and life insurance coverage.

●
If the executive’s employment is terminated by the Company without “just cause,” or if the executive’s employment is terminated under circumstances that would entitle him to receive benefits under his change in control agreement (i.e., in connection with a change in control of the Company) with the Company, if any, all of the executive’s outstanding stock options will vest and become exercisable, the executive will be entitled to receive a lump sum pro-rated bonus (based on the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated) for the number of days he worked during the year in which his employment is terminated, and the executive will be entitled to receive, monthly over the shorter of a 36-month period or the remaining term of the employment agreement:  (i) his then-current base salary; (ii) the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated; and (iii) continued health and life insurance coverage; provided, that if the executive dies during the post-termination period in which these benefits are being paid, the monthly base salary and bonus payments will continue for the shorter of 12 months after his death or the remaining term of the employment agreement.

Under the employment agreements, “just cause” means:  (i) executive’s material fraud, malfeasance, gross negligence or willful misconduct with respect to the business affairs of the Company which is directly or materially harmful to the business or reputation of the Company or its subsidiaries, and which is incapable of being remedied or not remedied within 30 days of notice from the Company; (ii) executive’s conviction of or failure to contest prosecution for a felony or a crime involving moral turpitude; or (iii) executive’s material breach of the employment agreement which is incapable of being remedied or not remedied within 30 days of notice from the Company.

Each employment agreement also provides for non-competition and confidentiality during employment and for a period ending two years from termination or expiration of the employment agreement (or one year if termination occurs pursuant to a change in control).

Change in Control Agreements

In September 1998, the Company entered into change in control agreements with Messrs. Badgley and Madonia, and in December 2002, the Company entered into a change in control agreement with Mr. Mish.  The change in control agreements with Messrs. Badgley, Madonia and Mish were amended and restated in December 2008.  Under each agreement, if the executive’s employment is terminated within six months before, or 24 months after, a “change in control” of the Company, and the termination was either by the Company (other than for cause, disability or death), or “voluntary” on the part of the executive, then all of the executive’s outstanding stock options will vest and become exercisable, and the executive will be entitled to receive:

●	a lump sum payment equal to the present value of 36 months of:

-	his then-current base salary; and

-	the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated;

●
a lump sum pro-rated bonus, based on the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated, for the number of days he worked during the year in which his employment is terminated, discounted to present value; and

●	health and life insurance benefits over the shorter of a 36-month period or the remaining term of the employment agreement.

However, any amounts paid under the change in control agreements will be reduced to the extent that the executive receives or is entitled to receive payments in respect of the change in control under the executive’s employment agreement.  If the executive does not actually receive payments under the employment agreement, or the employment agreement is breached by the Company, payments will be made under the change in control agreement.  Additionally, under the change in control agreements, the Company has agreed to provide the executive with a gross-up payment for federal and state income taxes and federal excise taxes imposed on any “excess parachute payment.”

Under the change in control agreements, “voluntary” termination by the executive means termination of employment that is voluntary on the part of the executive, and, in the judgment of the executive, is due to:  (i) a reduction of the executive’s responsibilities, title or status resulting from a formal change in title or status, or from the assignment to the executive of any duties inconsistent with his title, duties or responsibilities in effect within the year prior to the change in control, (ii) a reduction in the executive’s compensation or benefits, or (iii) a Company-required involuntary relocation or the executive’s place of residence or a significant increase in the executive’s travel requirements.

Potential Payments

Assuming that a termination event or change in control occurred on December 31, 2010, the value of potential payments and benefits payable to each named executive officer who was employed by the Company on such date is summarized in the following table.  The price per share of Common Stock used for purposes of the following calculation is the closing market price on the NYSE as of December 31, 2010, the last trading day in 2010, which was $14.23.  The table excludes (i) amounts accrued through December 31, 2010 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, (ii) vested account balances in the Company’s contributory retirement plan that are generally available to all of the Company’s U.S. salaried employees, and (iii) any amounts to be provided under any arrangement that does not discriminate in scope, terms or operation in favor of named executive officers and that is available generally to all salaried employees.  Actual amounts to be paid can only be determined at the time of such executive’s termination.

Name and payment or benefit	Termination by Company without just cause		Involuntary termination by Company or “voluntary” termination by executive after change in control		Disability		Death

William G. Miller
Salary and bonus	$959,175	(1)	$959,175	(1)	$–		$–
Healthcare and life insurance coverage	20,534	(2)	20,534	(2)	–		–
Market value of stock options vesting on termination	–		–		–		–

Jeffrey I. Badgley
Salary and bonus	$1,026,242	(1)	$1,026,242	(1)	$689,450	(3)	$352,658	(4)
Healthcare and life insurance coverage	49,982	(2)	49,982	(2)	33,322	(5)	–
Tax gross-up	–		–		–		–
Market value of stock options vesting on termination	853,800		853,800		853,800		853,800

Frank Madonia
Salary and bonus	$703,075	(1)	$703,075	(1)	$472,450	(3)	$241,825	(4)
Healthcare and life insurance coverage	34,753	(2)	34,753	(2)	23,169	(5)	–
Tax gross-up	–		–		–		–
Market value of stock options vesting on termination	284,600		284,600		284,600		284,600

J. Vincent Mish
Salary and bonus	$703,075	(1)	$703,075	(1)	$472,450	(3)	$241,825	(4)
Healthcare and life insurance coverage	48,073	(2)	48,073	(2)	32,049	(5)	–
Tax gross-up	–		–		–		–
Market value of stock options vesting on termination	284,600		284,600		284,600		284,600
 ___________________________

(1)
Reflects the value of (i) monthly payments over the shorter of 36 months or the remaining term of the executive’s employment agreement of salary and average monthly bonus and (ii) a lump sum pro-rated bonus, based on average monthly bonus, for the number of days worked by the executive during the year in which his employment is terminated.

(2)	Reflects the employer share of premiums for continued healthcare and life insurance coverage for 36 months.

(3)
Reflects the value of (i) monthly payments over 24 months of salary and average monthly bonus and (ii) a lump sum pro-rated bonus, based on average monthly bonus, for the number of days worked by the executive during the year in which his employment is terminated.

(4)
Reflects the value of a lump sum payment of (i) 12 months of salary and average monthly bonus and (ii) pro-rated bonus, based on average monthly bonus, for the number of days worked by the executive during the year in which his employment is terminated.

(5)	Reflects the employer share of premiums for continued healthcare and life insurance coverage for 24 months.

Non-Employee Director Compensation for 2010

The current compensation program for the Company’s non-employee directors is designed to pay directors for work required for a company of Miller Industries’ size and scope and to align the director’s interests with the long-term interests of Company shareholders.

Non-employee directors receive annual compensation comprised of a cash component and an equity component.  Under the cash component, each non-employee director receives an annual cash payment of $25,000 as compensation for service on the Board of Directors.  Additionally, each non-employee director receives a cash payment of $3,000 for each Board of Directors meeting that he attends and a cash payment of $1,000 for each committee meeting that he attends.

Under the equity component, each non-employee director is entitled to an annual award under the Company’s Non-Employee Director Stock Plan, to be paid in fully-vested shares of Common Stock, equal to $25,000 divided by the closing price of the Common Stock on the first trading day of such year.  On January 1, 2010, each of Messrs. Chandler, Drack and Roberts was granted 2,097 shares of Common Stock, which number of shares was determined by dividing $25,000 by $11.92, the closing price per share of Common Stock as reported on the NYSE on January 4, 2010, the first trading day in 2010.  Mr. Ashford was not elected to the Board until April 2010.  On April 1, 2010, Mr. Ashford was granted 1,544 shares of Common Stock, which was determined by dividing $18,750, the pro rata portion of the equity component of Mr. Ashford’s non-employee director compensation, by $12.14, the closing price per share of Common Stock as reported on the NYSE on April 1, 2010.  Each of Messrs. Chandler, Drack and Roberts has been granted an aggregate of 24,606 shares of Common Stock and Mr. Ashford has been granted 1,544 shares of Common Stock under the terms of the Company’s Non-Employee Director Stock Plan through the end of 2010.

The members of the Board of Directors who are employees of the Company do not receive additional compensation for Board or committee service.

The following table reflects all compensation paid to non-employee directors during 2010.

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Total
Theodore H. Ashford, III (4)	$31,750	$18,750	$50,500
A. Russell Chandler, III (5)	$48,000	$25,000	$73,000
Paul E. Drack (5)	$48,000	$25,000	$73,000
Richard H. Roberts (5)	$48,000	$25,000	$73,000
_________________________________

(1)
Messrs. Badgley and Miller, two of our named executive officers, served as directors of the Company during 2010 but are excluded from this section as they are employees of the Company and do not receive additional compensation for their services as members of the Board of Directors.

(2)	Reflects annual cash payments plus attendance fees for the various Board and Committee meetings.

(3)
Reflects the grant date fair value of annual common stock awards.  The fair value of the awards of common stock was determined by reference to the market price of the underlying shares on the grant date and in accordance with FASB ASC Topic 718.

(4)	Member of the Nominating Committee of the Board of Directors.

(5)	Member of the Audit, Compensation and Nominating Committees of the Board of Directors.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the Securities & Exchange Commission’s rules.

As described in detail under the heading “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis,” the primary objectives of our executive compensation program are to: offer competitive total compensation opportunities to retain talented executives, provide strong links between Company performance and total compensation earned, emphasize the long-term performance of the Company, thus enhancing shareholder value, and promoting and facilitating stock ownership by executive officers..  Please read the “Compensation Discussion and Analysis” beginning on page 10 for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement.  This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers.  Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of the Securities and Exchange Commission’s Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, in the Company’s Proxy Statement for its 2011 Annual Meeting is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors.  However, the Compensation Committee and the Board of Directors currently intends to take into account the outcome of the most recent advisory vote on named executive officer compensation when considering future executive compensation arrangements for the named executive officers, although it is under no obligation to do so.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3
ADVISORY VOTE TO DETERMINE THE FREQUNECY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our shareholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers. By voting on this Proposal 3, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years.

After careful consideration, the Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company at this time, and therefore our Board recommends that you vote for an annual advisory vote on executive compensation.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the following resolution:

“RESOLVED, that the option of once every one, two or three years that receives the highest number of votes cast will be the shareholders’ preferred frequency with which the Company should hold an advisory shareholder vote to approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of the Securities and Exchange Commission’s Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, in the Company’s Proxy Statement.”

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the Board or the Company in any way, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.  The Board currently intends to consider the shareholders’ selection in deciding on a frequency.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE OPTION OF ONCE EVERY YEAR AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

ACCOUNTING MATTERS

Audit Committee Report

The Company’s Audit Committee is comprised of three independent members, as required by applicable listing standards of the NYSE.  The Audit Committee acts pursuant to a written Charter, which was amended and restated by the Board of Directors in March 2007.  The Company’s management is responsible for its internal accounting controls and the financial reporting process.  The Company’s independent accountants, Joseph Decosimo and Company, PLLC, are responsible for performing an audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and for expressing an opinion as to their conformity with generally accepted accounting principles.  The Audit Committee’s responsibility is to monitor and oversee these processes.

In keeping with that responsibility, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and the independent accountants.  In addition, the Audit Committee has discussed with the Company’s independent accountants the matters required to be discussed by Auditing Standards AU Section 380 (Communication with Audit Committees) as adopted by the PCAOB in Rule 3200T.  In addition, the Audit Committee has received the written disclosures from the independent accountants required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent accountants their independence.  The Audit Committee has also considered whether the provision of non-audit services by the independent accountants is compatible with maintaining such accountants’ independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence.  Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants.  Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s consolidated financial statements has been carried out in accordance with the standards of the PCAOB, that the consolidated financial statements are presented in accordance with generally accepted accounting principles, or that the Company’s auditors are in fact “independent.”

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

This report is respectfully submitted by the Audit Committee of the Board of Directors.

Audit Committee
Paul E. Drack
A. Russell Chandler, III
Richard H. Roberts

Independent Public Accountants

General

Joseph Decosimo and Company, PLLC were the Company’s independent public accountants for 2010, and the Company anticipates that Joseph Decosimo and Company, PLLC will be retained as the Company’s independent public accountants for 2011.  Representatives of Joseph Decosimo and Company, PLLC are expected to be present at the Annual Meeting, and will have the opportunity to make statements and to respond to appropriate questions.

The decision to engage Joseph Decosimo and Company, PLLC was made upon the recommendation of the Company’s Audit Committee and the approval of the Board of Directors.

Audit Fees

Joseph Decosimo and Company, PLLC billed fees of $282,358 and $287,100 for 2010 and 2009, respectively, for professional services rendered for the audit of the Company’s consolidated financial statements included within the Company’s Form 10-K, and review of interim consolidated financial statements included within Form 10-Qs during such periods, and for the audit of the Company’s internal control over financial reporting.

Audit-Related Fees

Joseph Decosimo and Company, PLLC did not perform any, or bill the Company for, assurance and related services related to the performance of the audit and review of financial statements for 2010 or 2009.

Tax Fees

Joseph Decosimo and Company, PLLC billed fees of $72,327 and $91,630 for tax services for 2010 and 2009, respectively.

All Other Fees

Joseph Decosimo and Company, PLLC did not perform or bill the Company for any other services during 2010 or 2009.

Approval of Audit and Non-Audit Services

The Audit Committee of the Board of Directors pre-approves all audit and non-audit services performed by the Company’s independent auditor.  The Audit Committee specifically approves the annual audit services engagement.  Certain non-audit services that are permitted under the federal securities laws may be approved from time to time by the Audit Committee.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to its directors, officers and employees.  A copy of the Code is available on the Company’s website at www.millerind.com through the “Investor Relations” link.  A copy of the Code can also be obtained upon request from the Company’s Corporate Secretary.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth aggregate information as of December 31, 2010 about all of the Company’s compensation plans, including individual compensation arrangements, under which the Company’s equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	430,200	(1)	$6.13	(1)	See Note (2)

Equity compensation plans not approved by security holders	0		0		0
____________________

(1)
Includes only options outstanding under the Company’s 1994 Stock Option Plan and 2005 Equity Incentive Plan.  Does not include shares of common stock issued to non-employee directors under the Company’s Non-Employee Director Stock Plan, which shares are fully vested and exercisable upon issuance.

(2)
The 1994 Stock Option Plan expired in August 2004, therefore no securities are available for future issuance under this plan.  As of December 31, 2010, there were 569,425 securities available for future issuance under the 2005 Equity Incentive Plan.  Grants are made annually to non-employee directors under the Non-Employee Director Stock Plan, and the number of shares of common stock to be granted to each non-employee director for a particular year is determined by dividing $25,000 by the closing price of a share of the Company common stock on the first trading day of such year.  Therefore, the number of securities remaining available for future issuance under the Non-Employee Director Stock Plan is not presently determinable.

COMPLIANCE WITH SECTION 16(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 and the disclosure requirements of Item 405 of Regulation S-K require the directors and executive officers of the Company, and any persons holding more than 10% of any class of equity securities of the Company, to report their ownership of such equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission, the NYSE and the Company.  Based solely on a review of the written statements and copies of such reports furnished to the Company by its executive officers and directors, the Company believes that, during 2010, all Section 16(a) filing requirements were met.

OTHER MATTERS

Deadline for Shareholder Proposals for 2012 Annual Meeting

Any proposal intended to be presented for action at the 2012 annual meeting of shareholders by any shareholder of the Company must be received by the Secretary of the Company not later than December 23, 2011 in order for such proposal to be considered for inclusion in the Company’s proxy statement and proxy relating to that meeting.  Any such shareholder proposal must meet all the requirements for such inclusion established by the Securities and Exchange Commission in effect at the time.

In addition, any proposal intended to be presented for action at the 2012 annual meeting of shareholders (other than a proposal submitted for inclusion in the Company’s proxy statement and proxy) by any shareholder of the Company must be received by the Secretary of the Company no later than 90 nor more than 120 days before that annual meeting (which deadline is currently expected to be between January 26, 2012 and February 25, 2012) in the case of a nomination for director, and no later than 60 days prior to that annual meeting (which deadline currently is expected to be March 26, 2012) in the case of any other proposal, otherwise such proposal will not be considered at the 2012 annual meeting of shareholders.

Expenses of Solicitation

The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing this proxy statement.  The Company’s executive officers or employees, who will not receive compensation for their services other than their regular salaries, may solicit proxies personally or by telephone.  The Company does not anticipate paying any other compensation to any other party for solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

A COPY OF THE COMPANY’S ANNUAL REPORT TO SHAREHOLDERS FOR 2010 IS ENCLOSED WITH THIS PROXY STATEMENT.  COPIES OF EXHIBITS FILED WITH THE COMPANY’S ANNUAL REPORT ON FORM 10-K AND OTHER REPORTS OF THE COMPANY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE UPON WRITTEN REQUEST AT NO COST TO THE REQUESTING SHAREHOLDER.  REQUESTS SHOULD BE MADE IN WRITING TO FRANK MADONIA, EXECUTIVE VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL, MILLER INDUSTRIES, INC., 8503 HILLTOP DRIVE, OOLTEWAH, TENNESSEE  37363.

Miller Industries, Inc

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IMPORTANT ANNUAL MEETING INFORMATION		000004	000000000.000000 ext	000000000.000000 ext
ENDORSEMENT_LINE______________ SACKPACK_____________			000000000.000000 ext	000000000.000000 ext
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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6			Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 27, 2011.
Vote by Internet
			●	Log on to the Internet and go to
www.investorvote.com/MLR
			●	Follow the steps outlined on the secured website.
Vote by telephone
			●	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
			●	Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card
‚	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	‚

A	PROPOSALS — THE BOARD FAVORS A VOTE “FOR” EACH OF THE NOMINEES LISTED, “FOR” PROPOSAL 2
AND “1 YR” FOR PROPOSAL 3.
1.	Election of Directors. Nominees:	For	Withhold				For	Withhold		For	Withhold
	01 - Theodore H. Ashford, III	☐	☐	02 - Jeffrey I. Badgley			☐	☐	03 - A. Russell Chandler, III	☐	☐

	04 - William G. Miller	☐	☐	05 - Richard H. Roberts			☐	☐

				For	Against	Abstain				1 Yr	2 Yrs	3 Yrs	Abstain
2.	Non-binding resolution to approve the compensation of the Company’s named executive officers.			☐	☐	☐	3.	Non-binding resolution to determine the frequency of future advisory votes on executive compensation.		☐	☐	☐	☐

4.	Other Business:
For the transaction of such other business as may lawfully come before the meeting, hereby revoking any proxies as to said shares heretofore given by the undersigned and ratifying and confirming all that said attorneys and proxies may lawfully do by virtue hereof.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Signature should agree with the name(s) hereon.  Executors, administrators, trustees, guardians and attorneys should so indicate when signing.  For joint accounts each owner should sign. Corporations should sign their full corporate name by a duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

	C 1234567890	J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
	1 U P X	1 1 5 3 4 4 1

01BU2B

‚	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	‚

Proxy — Miller Industries, Inc.

This Proxy is Solicited by the Board of Directors for the
Annual Meeting of Shareholders to be Held on May 27, 2011

The undersigned shareholder of Miller Industries, Inc. hereby constitutes and appoints William G. Miller and Frank Madonia, or either of them, the true and lawful attorneys and proxies of the undersigned with full power of substitution and appointment, for and in the name, place and stead of the undersigned, to vote all of the undersigned’s shares of Common Stock of Miller Industries, Inc., at the Annual Meeting of the Shareholders to be held at 879 College Drive, Dalton, Georgia 30720, on Friday, the 27th of May, 2011, at 9:00 a.m., and at any and all adjournments thereof as indicated on the reverse side.

This proxy is revocable at or at any time prior to the meeting.  Please sign and return this proxy to Computershare Investor Services, LLC, P.O. Box 43102, Providence, RI 02940-5067, in the accompanying prepaid envelope.

THE BOARD FAVORS A VOTE “FOR” EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE, “FOR” PROPOSAL 2 AND “1 YR” FOR PROPOSAL 3 AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THE PROXY WILL BE SO VOTED.

It is understood that this proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the notice of the meeting to the undersigned.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated April 25, 2011 and the Proxy Statement furnished therewith.